UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One): ☒  Form 10-K  ☐  Form 20-F  ☐  Form 11-K  ☐  Form 10-Q  ☐  Form N-SAR  ☐  Form N-CSR

For Period Ended: December 31, 2003

☐ Transition Report on Form 10-K

☐ Transition Report on Form 20-F

☐ Transition Report on Form 11-K

☐ Transition Report on Form 10-Q

☐ Transition Report on Form N-SAR

 For the Transition Period Ended:

Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I --REGISTRANT INFORMATION

HEPALIFE TECHNOLOGIES, INC. _______________________________________________________________________________________________

Full name of registrant

ZETA CORPORATION _______________________________________________________________________________________________

Former name if applicable

Suite 216, 1628 West 1st Avenue _______________________________________________________________________________________________

Address of principal executive office (Street and number)

Vancouver, B.C., V6J 1G1 _______________________________________________________________________________________________

City, state and zip code

PART II RULE -- 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

☒

(a)

The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)

The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)

The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

The Company’s financial statements to be included with its Annual Report on Form 10-KSB for the year ended December 31, 2003 are currently being audited by its newly engaged auditors. The Company requires time to complete the subject Form 10-KSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Harmel S. Rayat

      800-518-4879

     (Name)

 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

☒  Yes    ☐  No

_______________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

☐  Yes    ☒  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_______________________________________________________________________________________________

HEPALIFE TECHNOLOGIES, INC.

 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2004

By  /s/  Harmel Rayat

Harmel Rayat

Secretary, Treasurer and Director